Pricing Supplement dated March 17, 2008
          to the Product Prospectus Supplement dated February 14, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                  US $ 1,258,000
                              Royal Bank of Canada
                              Senior Global Medium-Term Notes, Series C

                              Redeemable Range Accrual Notes, Due March 20, 2028



     Royal Bank of Canada is offering the notes described below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated February 14, 2008 describe terms that will apply generally to the notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                 Royal Bank of Canada ("Royal Bank").

Underwriter:            RBC Capital Markets Corporation

Principal Amount:       US $1,258,000

Maturity Date:          March 20, 2028

Interest Rate:          7.75% times N/D;


                        where "N" is the total number of calendar days in the applicable interest period on which the reference rate satisfies the reference rate range; and "D" is the total number of calendar days in the applicable interest period.

Reference Rate:         6 Month USD LIBOR

Reference Rate          0.00% - 7.00%
Range:

Type of Note:           Range Accrual Note

Interest Payment        Semi-Annually, on the 20th day of each month of March
Dates:                  and September, commencing September 20, 2008 and ending
                        on the Maturity Date (whether the Stated Maturity Date or an earlier Redemption Date).

Redemption:             Redeemable

Call Date(s):           Semi-Annually, on the 20th day of each month of March
                        and September, commencing March 20, 2009 and ending on the Maturity Date (whether the Stated Maturity Date or an earlier Redemption Date).

Survivor's Option:      Not Applicable

Incorporated risk       The notes are subject to the risks set forth under the
factors:                heading "Additional Risks Specific to Your Notes" in the
                        product prospectus supplement.

Minimum                 $1,000 (except for certain non-U.S. investors for whom
Investment:             the minimum investment will be higher)

Denomination:           $1,000 (except for certain non-U.S. investors for whom
                        the denomination will be higher)

Clearance and           DTC global (including through its indirect participants
Settlement:             Euroclear and Clearstream, Luxembourg as described under
                        "Description of Debt Securities -- Ownership and
                        Book-Entry Issuance" in the accompanying prospectus).

CUSIP No:               78008E6P7

Currency:               U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

Terms Incorporated      All of the terms appearing above the item captioned
In the Master Note:     "Listing" on the cover page of this pricing supplement
                        and the terms appearing under the caption "General Terms of the Notes" in the product supplement with respect to notes dated February 14, 2008.


Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1of the product supplement to read about investment risks relating to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100.00%          $1,258,000
Underwriting discounts and commission.................................................     2.50%            $31,450
Proceeds to Royal Bank................................................................     97.50%           $1,226,550


We may use this pricing supplement in the initial sale of a note. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement, dated February 14, 2008 the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o        Prospectus dated January 5, 2007:
         http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
         o34295e424b3.htm

o        Prospectus Supplement dated February 28, 2007:
         http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
         o35030e424b3.htm

o        Product Prospectus Supplement dated February 14, 2008:
         http://www.sec.gov/Archives/edgar/data/1000275/000121465908000333/
         c21380424b3.txt.

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                       Historical Graph of Reference Rate

Historically, the reference rate has experienced significant fluctuations. Any historical upward or downward trend in the reference rate level during any period shown below is not an indication that level of the reference rate is more or less likely to increase or decrease at any time during the term of the Notes. The historical reference rate levels do not give an indication of future levels of the reference rate. Royal Bank cannot make any assurance that the future levels of the reference rate will result in holders of the Notes receiving interest payments at the specified coupon. The reference rate on March 17, 2008 was 2.36%. The graph below sets forth the historical performance of the reference rate from December 31, 1991 through March 10, 2008

                                 6 Month LIBOR
                            (12/13/1991 - 12/13/2007)
                                 [CHART OMITTED]

Source: Bloomberg L.P.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS


                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about March 20, 2008 which is the third business day following the Pricing Date (this settlement cycle being referred to as "T+3"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                   $1,258,000

                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

               Redeemable Range Accrual Notes, Due March 20, 2028

                                 March 17, 2008